Foothill Capital Management, LLC

Code of Ethics

March 2019

Foothill Capital Management

Code of Ethics

Table of Contents

I.	Statement of General Policy	1
II.	Definitions	2
III.	Governing Laws and Regulations	4
IV.	Standards of Business Conduct	4
A.	Conflicts of Interest and Firm Opportunities	5
1.	Interest in Competitors, Clients or Suppliers	5
2.	Interest in Transactions	5
3.	Outside Employment, Service as a Corporate Director	5
4.	Diversion of Firm Business or Investment Opportunity	6
5.	Potentially Competing Accounts	6
6.	Identity of Affiliates	6
7.	Proprietary Accounts	6
8.	Disabling Conduct	6
V.	Prohibition Against Insider Trading	7
A.	Introduction	7
B.	General Policy	7
C.	What is Material Information	7
D.	What is Non-public Information	8
E.	Identifying Inside Information	8
F.	Contracts with Public Companies	8
G.	Outside Business Activities	9
H.	Tender Offers	9
I.	Restricted/Watch List	9
J.	Supervised Persons Actions	9
K.	Chief Compliance Officer’s Actions	10
VI.	Personal Securities Transactions	10
A.	General Policy	10
B.	Pre-Clearance Required for Personal Securities Transactions	11
C.	Pre-Clearance Required for Participation in IPO’s	12
D.	Pre- Clearance Required for Private or Limited Offerings	12
VII.	Gifts and Entertainment	13
A.	Introduction	13
B.	Applicable Laws and Regulations	13
C.	Policy	13

D.	Limitations on Providing Business Gifts and Receipt of Business Gifts	14
E.	Limitations on Providing Business Entertainment and Receipt of Business Entertainment	14
F.	Guidelines	14
G.	Reporting Requirements	14
VIII.	Protecting the Confidentiality of Client Information	16
A.	Confidential Client Information	16
B.	Non-Disclosure of Confidential Client Information	16
C.	Employee Responsibilities	17
D.	Security of Confidential Personal Information	17
IX.	Certification	17
A.	Initial Certification	17
B.	Acknowledgement of Amendments	18
C.	Annual Certification	18
D.	Further Information	18
X.	Records	18
XI.	Reporting Violations and Sanctions	18
Exhibit A - Acknowledgement of Receipt of Initial Code of Ethics		19
Exhibit B- Quarterly Personal Securities Transaction Report		20
Exhibit C - Initial Holdings Report		22
Exhibit D - Annual Holdings Report		24
Exhibit E - Annual Compliance Certification		26
Exhibit F - Access Persons List		27
Exhibit G - Pre-Clearance Request Form		28
Exhibit H – Outside Business Activity Pre-Clearance Form		30
Exhibit I – Gift Reporting Form		31

I.	Statement of General Policy

Foothill Capital Management, LLC (“FCM” or the “Adviser”) is confident that its directors, officers and employees act with integrity and good faith. FCM recognizes, however, that personal interests may conflict with the interests of advisory clients, when officers, directors and employees of FCM know about or have the power to influence current or future client transactions and engage in securities transactions for their personal accounts. To prevent any conflicts of interest and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), FCM has adopted this Code of Ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures.

This Code establishes rules of conduct for all employees of FCM and is designed to, among other things; govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that FCM and its employees owe a fiduciary duty to FCM's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards of FCM are applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both FCM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the FCM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

FCM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, FCM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with FCM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with FCM. FCM's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with FCM.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of FCM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

II.	Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.
•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.
•	“Alternate Review Officer” is any other person appointed by FCM to review holdings and transaction reports or perform other duties as may be required to assist the Chief Compliance Officer in fulfilling his or her obligations under this Code.
•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.
•	“Chief Compliance Officer” means the person(s) appointed by FCM to administer the provisions of this Code. Where this Code requires the Chief Compliance Officer (“CCO”) to act, he or she will consult with FCM’s legal, compliance or management personnel as may be appropriate under the circumstances.
•	“Compliance” means the Compliance Department of FCM.
•	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. Section 2(a)(9) of the Investment Company Act of 1940 provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless that power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company; however, this presumption may be countered by the facts and circumstances of a given situation.
•	“Fund” means an investment company registered under the Investment Company Act.

•	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
•	“Limited Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
•	“Material” means that there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or that a reasonable investor could view the information, if disclosed, as having significantly altered the “total mix” of information available.
•	“Material, Non-Public Information” is any information: (i) about a company, or (ii) the market for the company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities. An Access Person should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper.
•	“Nonpublic” means information that has not been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public.
•	“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security and any securities convertible into a Reportable Security.
•	“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, acts as investment adviser or sub-advisor, as defined in section 2(a) (20) of the Investment Company Act.
•	“Reportable security” has the same meaning as that set forth in Section 202(a)(18) of the Advisers Act, and includes stocks, bonds, open-end ETFs, investment contracts, profit-sharing agreements, transferable shares, options on securities, limited partnership interests, or in general any interest or instrument commonly known as a “security.” However, in the case of an interest in a limited partnership that invests in securities, the Reportable Security will be the interest in the limited partnership, and not the underlying securities in which the partnership invests, provided that the partnership receives investment advice based on its investment objectives rather than on the individual investment objectives of its limited partners.

Reportable Security does not include:

o	direct obligations of the government of the United States;
o	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
o	shares issued by money market funds;
o	shares issued by registered open-end investment companies other than ETFs;

o	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and
o	any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to:
▪	future contracts;
▪	options on future contracts;
▪	general partnership interest, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and
▪	direct interest in real estate.
•	“Supervised person” means directors, officers and partners of FCM (or other persons occupying a similar status or performing similar functions); and any other person who is subject to FCM’s supervision and control.

III.	Governing Laws and Regulations

Supervised Persons shall strictly comply with all applicable federal and state laws and all rules and regulations of any governmental agency or SRO governing such Person’s activities. In addition, every Supervised Person shall strictly comply with all FCM policies and procedures. Supervised Persons shall not knowingly participate or assist with or condone any acts of violation of any law or regulation governing securities transactions, nor any act that would violate any provisions of this Code or policies and procedures.

IV.	Standards of Business Conduct

FCM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all FCM's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for FCM or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules there under.

A.	Conflicts of Interest and Firm Opportunities

It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that an employee’s actions or decisions will be affected because of actual or potential differences between or among the interests of the Firm, its affiliates or clients, and/or the employee’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm, its affiliates or its clients or any gain to the Firm or the employee, and irrespective of the motivations of the employee involved.

Employees should avoid other employment or business activities, including personal investments that interfere with their duties to the Firm, divide their loyalty, or create or appear to create a conflict of interest. Each employee should promptly report any situation or transaction involving an actual or potential conflict of interest to the Compliance Officer. The Compliance Officer’s determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Compliance Officer determines is harmful to the interests of clients or the interest or reputation of the Firm must be terminated.

1.	Interest in Competitors, Clients or Suppliers. Except with the approval of the Management Committee or the Compliance Officer, no employee or member of his or her Immediate Family (including spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom the employee has an adoptive or “in-law” relationship, or any relatives to whose support the employee contributes, either directly or indirectly) and who shares the employee’s household (“Immediate Family”), shall serve as an employee, officer, director or trustee of, or have a substantial interest in or business relationship with, a competitor, client, or supplier of the Firm (other than any Affiliate) that could create a divided loyalty or the appearance of one.

2.	Interest in Transactions. No employee or a member of his or her Immediate Family shall engage in any transaction involving the Firm if the employee or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), except as specifically authorized in writing by the Compliance Officer.

3.	Outside Employment, Service as a Corporate Director. No employee shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a director of a company, trustee or general partner of a partnership, other than the Firm or any Affiliate, except as specifically authorized by the Compliance Officer. In no event should any employee have any outside employment that might cause embarrassment to or jeopardize the interests of the Firm, interfere with its operations, or adversely affect his or her productivity or that of other employees. As a general matter, the Compliance Officer will not approve outside employment with any investment adviser, broker-dealer, bank, insurance or reinsurance company or other financial institution with which the Firm or its affiliates may compete or have or seek a business relationship.

4.	Diversion of Firm Business or Investment Opportunity. No employee shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which he or she knows the Firm or its clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm or its clients if appropriate, and receiving specific written authorization from the Compliance Officer.

5.	Potentially Competing Accounts. The Firm acts as an adviser to investment companies registered under the Investment Company Act of 1940 (“registered funds”) as well as separately managed accounts. When registered funds and investment accounts are managed side-by-side, Firm personnel shall strictly follow the policies and procedures outlined in Section X to ensure that accounts are treated in a fair and equitable manner, and that no client or account is favored over another. No portfolio manager shall initiate a short sale in an investment account when a registered fund or other investment account either holds, or intends to acquire, a long position in the security. If an investment account has an existing short position in a security that is subsequently purchased as a long position in any other client account, the portfolio manager is prohibited from initiating further short sales and any purchases of the security shall be allocated in a fair and equitable manner in accordance with Section X.

6.	Identity of Affiliates. A list of affiliates is maintained by Compliance and reported in Form ADV. All employees are required to report to Compliance all existing affiliated entities, Director positions, investments in public and private companies, and limited partnership investments. Any new investments or positions in other companies must be approved by the Chief Compliance Officer.

7.	Proprietary Accounts. Certain new investment products developed begin as incubator funds and, in some cases, are funded by internal officers, directors, partners, and portfolio managers’ personal assets. These new products are traded exactly the same as regular institutional accounts except they do not participate in IPO’s. Such accounts shall not be favored over any other account. The Compliance Group monitors all activity in these accounts regularly. No investment or performance fees are received by the investors nor the firm. Once sufficient client assets are raised in the product, the incubator is closed. Our Code of Ethics requires disclosure of any Private Placement Investments by all employees including firm incubator funds.

8.	Disabling Conduct

Prior to employment, background checks are performed on new employees. Upon employment, new employees are given a copy of our Compliance Manual and required to acknowledge their review and understanding of the contents as well as certify that they have not engaged in disabling conduct as described under Section 9 of the 1940 Act per the “New Employee Acknowledgment” form located at the back of the manual. On an annual basis, all employees are given a new copy of the Compliance Manual and required to recertify (1) disclosure of personal securities accounts/holdings and (2) no engagement in the types of disabling conduct described per the “Annual Certification by Employee of Personal Securities Accounts, Private Placement Investments and Non-Disabling Conduct” form also located in the back of the manual.

V.	Prohibition Against Insider Trading

A.	Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and FCM to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and FCM may be sued by investors seeking to recover damages for insider trading violations. The rules contained in this Code apply to securities trading and information handling by supervised persons of FCM and their immediate family members. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

B.	General Policy

FCM has established a policy which strictly prohibits any supervised person from accepting, disseminating or acting upon material, non-public information in the conduct of business on behalf of themselves, the Firm or any other party. No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by FCM), while in the possession of material, nonpublic information and has implemented procedures reasonably designed to monitor, detect and act upon any evidence of insider trading by its supervised persons.

C.	What is Material Information?

“Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider important in making his/her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements;
•	Write-downs or write-offs of assets;
•	Additions to reserves for bad debts or contingent liabilities;
•	Expansion or curtailment of company or major division operations;
•	Merger, joint venture announcements;
•	New product service announcements;
•	Discovery or research developments;
•	Criminal, civil and government investigations and indictments;
•	Pending labor disputes;
•	Debt service or liquidity problems;

•	Bankruptcy or insolvency problems; or
•	Re-capitalization, tender offers or stock repurchase plans.

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, any information provided by a company could be material because of its expected effect on a company’s particular class of securities, all of the company’s securities, the securities of another company or the securities of several companies. The misuse of material, non-public information applies to all types of securities including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and, therefore, should be considered material.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

D.	What is Non-public Information?

“Non-public information” generally means information that has not been available to the investing public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. The information must not only be publicly disclosed, but there must also be adequate time for the public to receive and digest the information. Selective dissemination of non-public information will not change the information to public information.

E.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by FCM (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.
•	Do not communicate the information inside or outside the Firm, other than to the CCO.
•	After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.
•	You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

F.	Contacts with Public Companies

“Contacts” with public companies refers to all relationships, conversations or meetings with a public company or its directors, officers or agents. Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of FCM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, FCM must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

G.	Outside Business Activities - Serving as an Officer, Trustee or Director of an Outside Organization

The CCO may under certain circumstances grant permission to supervised persons to serve as directors, trustees or officers of outside organizations, or engage in other outside business activities. Details of the duties and responsibilities of any such proposed activities must be submitted by the supervised person(s) in writing to the CCO, prior to allowing the acceptance of any such position by the supervised person(s). Employees may use the Pre-Clearance of Outside Business Activities Form (see attached Exhibit H).

H.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of FCM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

I.	Restricted/Watch Lists

Although FCM does not typically receive confidential information from portfolio companies, it may, if it receives such information it will take appropriate procedures to establish restricted or watch lists in certain securities. The Investment Committee may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Investment Committee may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO.

J.	Supervised Persons Actions

If at any time a supervised person of FCM has questions as to whether or not he/she is in receipt of inside information, has reason to believe an employee or client is trading based on inside information, or has reason to believe an employee or client is in receipt of inside information, that person should take the following steps:

•	Report the information and, if applicable, any proposed trade based on inside information, immediately to the CCO;

•	Decline to purchase or sell the affected securities on behalf of themselves, the client or any other party;
•	Refrain from communicating the suspected inside information to any party inside or outside FCM, other than the CCO; and
•	Acting on direction from the CCO, who has determined the presence of inside information; continue to refrain from trading or communicating information relative to the affected securities.

K.	Chief Compliance Officer’s Actions

Upon determination that information qualifies as inside information, the CCO will take the following actions, as deemed appropriate by the given circumstances:

•	If feasible, determine the validity and non-public nature of the information, possibly with the actual issuer of the securities;
•	Consider a halt to all Firm trading activity in or recommendations relating to the securities identified;
•	Request the issuer or other appropriate parties to disseminate the information promptly to the public if the information is valid and non-public;
•	Take steps to ensure all files containing the identified material, non-public information are secured and access to computer files containing the same information is restricted;
•	If deemed appropriate, notify legal counsel and request advice as to further steps to be taken before resumption in recommendations or trading in the affected securities; and/or
•	The CCO will prepare and maintain an internal report detailing all pertinent information relative to the real or perceived policy breach. This documentation will be maintained in the CCO’s files.

VI.	Personal Securities Transactions

A.	General Policy

It is FCM’s policy to prohibit personal securities transactions by its supervised persons which are or could lend the appearance of being in conflict with either client transactions or the Firm’s fiduciary responsibility to its clients, and has adopted the following principles governing personal investment activities by its supervised persons:

•	FCM will maintain a list of all Supervised/Access Persons. (see attached Exhibit F)
•	Supervised persons are responsible for disclosing any outside brokerage accounts to the CCO. Supervised/Access Persons shall be provided with a copy of the broker/dealer’s “407 letter”.
•	Supervised/Access Persons will instruct any outside brokerage firm maintaining such personal accounts to forward duplicate copies of monthly or quarterly statements, as applicable, to FCM’s CCO.
•	The interests of client accounts will at all times be placed first.
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.
•	Supervised/Access Persons must not take inappropriate advantage of their positions.

•	All Supervised/Access Persons and any immediate family members within their households shall file an initial holdings report (Exhibit C) of all reportable securities holdings in which they have beneficial interest within ten (10) days after becoming an access person. The information must be current as of the date no more than forty-five (45) days prior to the date the person became an access person. This report must contain the following information:
o	Title and type of security
o	The exchange ticker symbol or CUSIP number
o	Number of shares
o	Principal amount of each reportable security that the supervised person has any direct or indirect beneficial ownership
o	Name of broker/dealer or bank where the securities are held
o	The date the access person submits the report
•	All Supervised/Access Persons and immediate family members within their household are also required to subsequently submit an annual holdings report (Exhibit D) of all reportable securities to the CCO at least once in each 12-month period, on a date specified by the CCO. Information contained in this report must also be current as of a date no more than forty-five (45) days prior to the date the report was submitted.
•	All Supervised/Access Persons and immediate family members within their household shall file a quarterly transaction report (Exhibit B) of all reportable securities transactions executed within the preceding quarter to the CCO within thirty (30) days of the end of each calendar quarter. This review includes examination of the following information:
o	Title and type of security
o	The exchange ticker symbol or CUSIP number
o	Date of the transaction
o	Nature of the transaction
o	Interest rate and maturity date
o	Number of shares
o	Price of the security at which the transaction was effected
o	Principal amount of each security involved
o	Name of broker/dealer or bank where the securities are held

•	The CCO will document the date such review was conducted.

B.	Pre-Clearance Required for Personal Security Transactions

Every employee should manage his or her personal finances in a manner consistent with employment in a fiduciary institution. All Supervised/Access Persons of FCM must (i) disclose all Accounts for which they have Beneficial Ownership, and (ii) pre-clear securities trades in these Accounts. Pre-clearance and approval by Compliance is required before the execution of any trade of Reportable Securities and Reportable Funds in Accounts.

Upon receiving a pre-clearance request, Compliance will review all proposed trades against the current “watch list” and any open order and determine whether the intended trades are permissible under this Policy. In this regard, Compliance will generally:

•	verify that the transaction requested complies with the Policy;

•	verify that there are no trading restrictions on the Reportable Securities or Reportable Funds to be traded; and

•	communicate authorization of the trade to the Employee by e-mail.

Compliance may refuse to grant clearance of a personal securities transaction as necessary in its discretion to uphold the letter, spirit, and objectives of the Policy. Even if a proposed transaction is approved, employees must not engage in fraudulent or manipulative practices as set forth in FCM’s Insider Trading Policy.

Accounts of Supervised/Access Persons are monitored against transactions executed within accounts of advisory clients. Supervised/Access Persons shall refrain from executing a personal trade of the same general security (excluding open-end mutual funds and general obligations of the United States) as that of an advisory client, either for themselves or for immediate family members within their household, on the same day as that of an advisory client’s trade without prior written approval of the CCO. Transactions found to be inconsistent with this policy are subject to cancellation or correction at the Supervised/Access Person’s expense.

A Securities Pre-Clearance Form is attached hereto as Exhibit G.

C.	Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

D.	Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

VII.	Gifts and Entertainment Policy

A.	Introduction

FCM has adopted this Gifts and Entertainment Policy (“Policy”) to ensure that FCM employees, in carrying out their duties: (i) act in accordance with high ethical standards; (2) meet or exceed applicable legal and regulatory requirements with respect to the giving and receiving of gifts and entertainment; and (3) avoid conflicts of interest that may result from the giving or receiving of gifts or entertainment.

For purposes of this Policy, the distinction between a “gift” and “entertainment” is an important one. Generally, the term “gift” refers to items that are accepted from or given to any person primarily as a result of a business relationship. “Entertainment” means any event, meal or activity whose primary purpose is business-related and is offered by and attended by a person who himself or herself or through his or her employer or affiliate has a current or prospective business relationship with FCM or an FCM advisory client, including the Funds.

B.	Applicable Laws and Regulations

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. As an investment adviser, FCM owes general fiduciary duties to its advisory clients that are relevant when considering FCM’s receipt of gifts and/or entertainment.

In addition, the Investment Company Institute’s Advisory Group Report on Personal Investing has recommended that mutual funds’ codes of ethics prohibit “investment personnel” (those responsible for managing the fund’s investments) from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the fund.

C.	Policy

Employees must seek the approval of Compliance before giving to or receiving any gift from any person or entity who is in any way related to FCM’s business. Before accepting a business gift or entertainment, an employee should use his or her judgment and consider whether it is consistent with both the letter and the objectives of this Policy. If an employee has any questions as to the propriety of a specific business gift or entertainment event, he or she is required to contact senior management before providing or accepting such gift or entertainment.

As a matter of general policy, employees are prohibited from:

•	Accepting any gift or entertainment that is conditioned upon any future or continuing business relationship with FCM or a client;
•	Soliciting any gift or entertainment;
•	Giving or accepting any gift or entertainment that would create the appearance of compromising judgment or creating a conflict of interest; and
•	Giving any gift or entertainment to Federal governmental officials, employees or their agents.

D.	Limitations on Providing Business Gifts and Receipt of Business Gifts

Employees are prohibited from:

•	Accepting any business gift with a value greater than $100 per person per calendar year from any person or entity that does business with FCM or an FCM client (including the Funds), where FCM has the power to spend client funds to hire the person or entity, or recommend that the person or entity be hired (such as brokers or dealers that execute trades on behalf of FCM clients, consultants, vendors, suppliers or provider of any service to FCM and/or the Funds, and their employee, agent, officer or representative);
•	Accepting or giving cash or cash equivalents as a business gifts. This includes items that can be redeemed for cash, such as checks and cash-redeemable gifts cards. Gift cards or gift certificates that can be redeemed only for goods or services, and not for cash, are allowed; and
•	Directly or indirectly giving anything of value in excess of $100 per person per calendar year to an employee of another business when the gift is in relation to the employee firm’s business.

E.	Limitations on Providing Business Entertainment and Receipt of Business Entertainment

Employees are permitted to entertain and to be entertained, provided the business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, is not so frequent (i.e., more often than once a quarter), extensive, or exorbitant as to raise any question of propriety and fosters business relationships. FCM prohibits employees from entertaining or accepting entertainment as a means of personal gain. FCM prohibits the receipt of any entertainment if the expectation is that FCM will conduct business with the outside party in return for the entertainment received.

Customary business lunches and dinners at which the employee and the person or entity paying for the entertainment are present do not need to be reported to Compliance so long as there is a business purpose for such entertainment and participation in such entertainment is neither so frequent nor so extravagant as to raise any question of propriety.

If the person or entity paying for the entertainment does not have a person or representative attending the event, the event constitutes a “gift” and is subject to the gift policy.

F.	Guidelines

FCM employees are responsible for using good judgment and common sense to differentiate between proper and improper gifts and entertainment, and if an employee has any questions regarding whether a specific gift or entertainment is appropriate, he or she is required to consult with senior management. Additionally, employees can use the following guidelines to help them determine the types of gifts and entertainment that are appropriate. These guidelines are examples only and are not intended to be an exhaustive list. Furthermore, whether a particular gift or entertainment is appropriate depends upon the specific facts and circumstances, including other gifts and entertainment that the employee has provided to or received from the same individual or entity.

1.	To be considered entertainment, usually one or more persons from the firm providing the entertainment must attend the event. Therefore, tickets to an event where a person from that firm does not attend the event with the recipient usually should be considered a gift.

2.	Meals that are in connection with an approved training and education event or industry conference are not considered business entertainment.

3.	A gift or entertainment usually should be valued at the higher of cost or market value. However, a ticket to an event usually should be valued at the higher of cost or face value.

4.	An employee can only accept or give a gift or entertainment that would be an appropriate reimbursable business expense.

5.	An employee cannot accept or give a gift or entertainment that would be embarrassing to the firm, injurious to its reputation or put the firm in a bad light.

6.	An employee usually must receive pre-approval for entertainment provided to or received from the same person or entity after the fourth entertainment event in the same calendar year.

7.	An employee cannot circumvent this Policy by directing gifts or entertainment that would otherwise be prohibited by this Policy to his or her family or friends or the family or friends of a client, prospect or entity with which FCM does business.

8.	Prizes won in a raffle (such as at a conference) normally are not considered gifts under this Policy and do not have to be reported, so long as the value of the prize is not so exorbitant that it raises questions of propriety.

9.	Gifts of de minimis value (such as pens, notepads), promotional items of nominal value that display a firm’s logo (such as umbrellas, tote bags or shirts) and solely decorative items commemorating a business transaction (even if they cost more than $100) (such as plaques) are not considered gifts under this Policy and do not need to be reported to Compliance, so long as the value is not so exorbitant that it raises questions of propriety.

10.	The giving of personal gifts (such as wedding gifts, birthday gifts or the gifts for the birth of a child) that are non-reimbursable by FCM are not covered by this Policy and do not need to be reported to Compliance; provided, however, that the gift is not given in relation to the business of the recipient’s employer.

11.	The giving of personal, non-reimbursable donations to charitable organizations (i.e, a 501(c)(3) organization) are not covered by this Policy and do not need to be reported to Compliance. The stated gift limit of $100 per year does not apply to personal donations to charitable organizations.

G.	Reporting Requirements

Employees are required to complete a Gift Reporting Form when receiving or giving gifts. All gifts in excess of $100 must be reported to Compliance using the Gift Reporting Form attached as Exhibit I.

Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of FCM, including gifts and gratuities with value in excess of $100 per year, must obtain consent from the CCO before accepting such gift.

This gift reporting requirement is for the purpose of helping monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Policy or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult with senior management.

Compliance maintains a log of gifts and entertainment. Please contact the CCO for further information.

VIII.	Protecting the Confidentiality of Client Information

A.	Confidential Client Information

In the course of investment advisory activities of FCM, the firm gains access to Non-Public Information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by FCM to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'confidential client information'). All confidential client information, whether relating to FCM’s current or former clients, is subject to the code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

B.	Non-Disclosure of Confidential Client Information

All information regarding FCM's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. FCM does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. FCM will require that any financial intermediary, agent or other service provider utilized by FCM (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by FCM only for the performance of the specific service requested by FCM;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over FCM, or as otherwise required by any applicable law. In the event FCM is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, FCM shall disclose only such information, and only in such detail, as is legally required;
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

C.	Employee Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with FCM, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the FCM's services to the client. Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with FCM, must return all such documents to FCM. Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

D.	Security of Confidential Personal Information

FCM enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide FCM's services to clients;
•	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

IX. Certification

A.	Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code. The initial certification is attached hereto as Exhibit A.

B.	Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

C.	Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code. The annual certification is attached hereto as Exhibit E.

D.	Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

X. Records

The Adviser will maintain records in the manner and to the extent set forth below. These records will be available for examination by representatives of the Securities and Exchange Commission.

•	A copy of any Code of Ethics adopted by FCM pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years (maintained in an easily accessible place);
•	A record of any violation of this Code and any action that was taken or sanction imposed as a result of any violation (maintained in an easily accessible place for a period of five years from the end of the fiscal year in which the violation occurred);
•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of FCM;
•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
•	A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

XI.	Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. When the CCO finds that a violation could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he/she shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Exhibit A

Acknowledgement of Receipt of Initial Code of Ethics

From the Chief Compliance Officer

This Code of Ethics is given to all employees and supervised persons of Foothill Capital Management, LLC. Please indicate your receipt of the Code of Ethics by signing and dating this acknowledgement and returning it to the Chief Compliance Officer.

Please read the entire Code promptly and with care. While much of it may be familiar to you, there may be new material of considerable importance. You are required to keep your copy of Code readily available and become familiar with and guided by its provisions.

No Investment Adviser Representative or any supervised person of Foothill Capital Management, LLC has the right to waive compliance with any laws, rules, regulations or the internal policies of Foothill Capital Management, LLC.

FCM’s Code of Ethics and may be updated from time to time. These updates will be made available to each employee and supervised person by the Chief Compliance Officer.

By signing below, you acknowledge receipt of this Code. The Chief Compliance Officer will maintain a copy of the original acknowledgements in each employee’s file.

Acknowledgement

I have received a copy of Foothill Capital Management’s Code of Ethics and understand that I must become familiar with all of the information it contains. I acknowledge that I have read the Code of Ethics and I will be bound by its terms. I agree that I will conduct my business in a manner consistent with, and that I will abide by, all provisions of the Code.

Employee’s Signature:	Date:

Name: (Please Print)

CCO’s Signature:	Date:

Name: (Please Print)

Exhibit B

Foothill Capital Management, LLC

Quarterly Personal Securities Transaction Report

Name of Reporting Person:	Calendar Quarter Ended:

Date Report Due:	Date Submitted:

Securities Transactions* (Note: Transactions in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Date of Transaction	Title of Reportable Security and ticker or CUSIP	No. of Shares or Principal Amount	Maturity Date and Interest Rate (if applicable)	Type of Transaction (buy, sell or other - describe)	Price	Name of Broker, Dealer or Bank Effecting Transaction

_____	I had no transactions involving Reportable Securities during the preceding calendar quarter that were required to be reported.

_____	I had transactions involving Reportable Securities during the preceding calendar quarter for non-FCM accounts and I have either supplied all of the required information on this form or have arranged for the Chief Compliance Officer to receive duplicate copies of trade confirmations and periodic account statements that contain all of the information listed above.

_____	I had transactions involving Reportable Securities during the preceding calendar quarter for FCM accounts and the information listed above is located on the trading report, which will be attached to this form.

(Signature)	(Date)

CCO’s Signature:	Date:

Exhibit C

Foothill Capital Management, LLC

Initial Holdings Report

Name of Reporting Person:	Date Person Became Subject to the Code:

Date Report Due:	Date Submitted:

Information Provide as of:	[Note: Date person became subject to Code and as of date should be the same.]

Securities Holdings* (Note: Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

______ I have no holdings in Reportable Securities to report.

______ I have holdings in Reportable Securities to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.

*	The report or recording of any holding in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Account

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

______ I have no securities accounts to report.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)
Name: (Please Print)

CCO’s Signature:	Date:
Name: (Please Print)

Exhibit D

Foothill Capital Management, LLC

Annual Holdings Report

Name of Reporting Person:	Calendar Year Ended:

Date Report Due:	Date Submitted:

Information Provided as of:	[Note: Information should be current as of a date no more than 30 days before this report is submitted.]

Securities Holdings* (Note: Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

_______	I have no holdings in Reportable Securities to report for the year.

_______	I have holdings in Reportable Securities in non-FCM accounts to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.

_______	I have holdings in Reportable Securities in FCM accounts to report and the information listed above is located on the trading report, which will be attached to this form.

*	The report or recording of any holdings in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts

Name of Broker, Dealer or Bank	Date Account Was Established	Name(s) on and Type of Account

______I have no securities accounts to report for the year.

______I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

Signature of CCO:		Date:
(please print)

Name:	Diane J. Drake

Exhibit E

Foothill Capital Management, LLC

Annual Compliance Certification

Acknowledgement of Receipt of Annual Certification of the Code of Ethics

I certify that I: _________________________________________________________________

*	have received, read and reviewed the Foothill Capital Management, LLC Code of Ethics;
*	understand the policies and procedures in the Foothill Capital Management, LLC Code of Ethics;
*	recognize that I am subject to these policies and procedures;
*	understand the penalties for non-compliance;
*	have complied with the Foothill Capital Management, LLC Code of Ethics and any applicable reporting requirements during this past year;
*	have fully disclosed any exceptions to my compliance with the Foothill Capital Management, LLC Code of Ethics below;
*	will fully comply with the Foothill Capital Management, LLC Code of Ethics
*	have fully and accurately completed this Certification.

Signature:		Date Submitted:

Name:		Due Date:
(please print)

Signature of CCO:		Date:
(please print)

Name:	Diane J. Drake

Exhibit F

Foothill Capital Management, LLC

NAME	TITLE	DATE ACCESS GRANTED	TERMINATION DATE
Eric Banhazl	Chairman	Since Firm Inception
Joy Ausili	Co-President	Since Firm Inception
Rita Dam	Co-President	Since Firm Inception
Max Banhazl	Managing Director	Since Firm Inception
Korey Bauer	Managing Director & Chief Investment Officer	Since Firm Inception
Amy Centurioni	Assistant Vice President & Compliance Manager	Since Firm Inception
Diane Drake	Chief Compliance Officer	Since Firm Inception
Teri Guindon	Chief Financial Officer & Secretary	Since Firm Inception
Lonna Lu	Associate	Since Firm Inception	March 1, 2019
Daria Sciortino	Compliance Assistant	Since Firm Inception

Access Persons List

Signature of CCO:

Name: Diane J. Drake

Date: March 1, 2019

Exhibit G

FOOTHILL CAPITAL MANAGEMENT, LLC

Request for Pre-Clearance Form

To: The Chief Compliance Officer

From: _____________________

Date of Pre-Clearance Request: ___________

Time of Pre-Clearance Request: ______am/pm

Ticker	Buy/Sell	Name of Security	Proposed Transaction Date	No. of Shares	Approved	Denied

By signing below, I hereby request approval to complete the transaction(s) contemplated above. I acknowledge and agree that clearance of a transaction is valid only for a 48 hour period. If the transaction if NOT placed within that 48 hour period, clearance of that transaction must be pre-requested.

Date: _____________________

Signature: ______________________________

Print Name:

Date Received:	Date Approved:

Received by:	Approved by:

Compliance Officer	Date:

Exhibit H

Foothill Capital Management, LLC.

PRE-CLEARANCE OF OUTSIDE BUSINESS ACTIVITY

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge of the Covered Person's work commitment to Adviser. Approval must be obtained through the CCO and will ordinarily require consideration by Senior Management of Adviser. Adviser can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Adviser.

Pre-clearance of Outside Business Activity Involvement

The following is all outside business activities that I wish to be engaged in (including any publicly held companies on which I serve as a member of the board of directors). Indicate "N/A" or "None" if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Submitted on behalf of:

Employee Signature:	Date:

Printed Name:

Chief Compliance Officer

Approved:	Denied:

Signature:	Date:

Exhibit I

FOOTHILL CAPITAL MANAGEMENT, LLC

Gift Reporting Form

Gifts of an extraordinary or extravagant nature to an employee should be declined or returned in order not to compromise the reputation of the employee or the firm. Gifts of nominal value or those that are customary in the industry such as meals or entertainment may be appropriate but should first be approved by the CCO or designee. Any form of a loan by an employee to a client or by a client to an employee is not allowed as a matter of firm policy and good business practice. A relaxation of, or exemption from, these procedures may only be granted by the CCO after the CCO has reviewed a completed gift reporting form.

Submitted by: ____________________

Date: _______________________

Description:

Approximate Value: _______________________

[  ] Given To/[  ] Received From:

Organization:

Employee Signature:__________________________________

COMPLIANCE USE ONLY

Approved: __Yes ____No

Signature: _____________________________________

Chief Compliance Officer / Designee

Date:

Registered Rep: [  ] Yes [  ] No